Exhibit 5.1

Alussa Energy Acquisition Corp.

Appleby Global Services (Cayman) Limited
PO Box 500, 71 Fort Street
Grand Cayman, KY1 – 1106

Cayman Islands

(Addressee)

Cayman Office

Appleby (Cayman) Ltd.

71 Fort Street

PO Box 190

Grand Cayman KY1-1104

Cayman Islands

Tel +1 345 949 4900

applebyglobal.com

Email lrichter@applebyglobal.com Direct Dial +1 345 814 2728 Direct Fax +1 345 949 4901 Your Ref Appleby Ref BW/LR/445844.0001 25 November 2019

Dear Sirs

Alussa Energy Acquisition Corp. (Company)

INTRODUCTION

This opinion as to Cayman Islands law is addressed to you in connection with the Company’s registration statement on Form S-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Act) (including its exhibits, the Registration Statement) for the purposes of registering with the Commission pursuant to Rule 462(b) under the Act the offering and sale of an additional: (a) up to 2,500,000 units (together, the Units), each unit consisting of one Class A ordinary share of the Company of a par value of US$0.0001 each (together, the Ordinary Shares) and one half of one redeemable warrant to purchase one Ordinary Share (together, the Warrants); (b) up to 375,000 units (the Over-Allotment Units), which BTIG, LLC, as representative of the several underwriters (Representative), will have a right to purchase from the Company to cover the over allotments, if any; (c) all Ordinary Shares and all Warrants issued as part of the Units and the Over-Allotment Units; and (d) all Ordinary Shares that may be issued upon exercise of the Warrants included in the Units and the Over-Allotment Units. This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement and in connection with the documents listed in Part 1 of Schedule 1.

OUR REVIEW

For the purposes of giving this opinion we have examined and relied upon the Documents and the documents listed in Part 2 of Schedule 1, including the Director’s Certificate. We have not examined any other documents, even if they are referred to in the Documents.

We have not made any other enquiries concerning the Company and in particular we have not investigated or verified any matter of fact or opinion (whether set out in any of the Documents or elsewhere) other than as expressly stated in this opinion. Furthermore, we have made no independent investigation of any laws other than the laws of the Cayman Islands.

Appleby (Cayman) Ltd. (the Legal Practice) is a company limited by shares incorporated in the Cayman Islands and approved and recognised under the Legal Practitioners (Incorporated Practice) Regulations 2006 (as amended). “Partner” is a title referring to a director, shareholder or an employee of the Legal Practice. A list of such persons can be obtained from your relationship partner.

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LIMITATIONS

Our opinion is limited to, and should be construed in accordance with, the laws of the Cayman Islands at the date of this opinion. We express no opinion on the laws of any other jurisdiction.

This opinion is limited to the matters stated in it and does not extend, and is not to be extended by implication, to any other matters. We express no opinion on the commercial implications of the Documents or whether they give effect to the commercial intentions of the parties. Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

This opinion is given solely for the benefit of the Addressee in connection with the matters referred to herein and, except with our prior written consent it may not be transmitted or disclosed to or used or relied upon by any other person or be relied upon for any other purpose whatsoever; save that it may be relied upon by the Addressee’s counsel, and purchasers of Units pursuant to the Registration Statement. This opinion is issued solely for the purposes of the filing of the Registration Statement and the offering of the Units and the Over-Allotment Units by the Company and is not to be relied upon in respect of any other matter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

ASSUMPTIONS AND RESERVATIONS

We give the following opinions on the basis of the assumptions set out in Schedule 2 (Assumptions), which we have not verified, and subject to the reservations set out in Schedule 3 (Reservations).

OPINIONS

1.	Incorporation and Status: The Company is an exempted company incorporated with limited liability and existing under the laws of the Cayman Islands and is a separate legal entity. The Company is in good standing with the Registrar of Companies of the Cayman Islands.

2.	Issue of Shares: The Ordinary Shares to be allotted and issued by the Company pursuant to the Documents have been duly authorised, and when allotted and issued by the Company against payment in full pursuant to the Documents, will be validly issued, fully paid and non-assessable (meaning that no further sums are payable to the Company on such shares) and not be subject to any pre-emptive or similar rights under the Cayman Islands Law or the Constitutional Documents. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.	Authorisation: The Company has taken all necessary corporate action to authorise the execution and delivery of the Documents and the performance of the Company’s obligations thereunder.

4.	Execution and Binding Obligations: The Documents will, upon due execution and delivery by the Company in accordance with the Resolutions, each constitute legal, valid and binding obligations of the Company, enforceable against the Company.

Yours faithfully

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Schedule 1

Part 1

The Documents

1.	Copies of the following documents (together, Documents):

1.1	A draft of the form of the unit certificate representing the Units and the Over-Allotment Units (the Unit Certificates); and

1.2	A draft of the form of the warrant agreement between the Company and Continental Stock Transfer & Trust Company and the warrant certificate constituting the Warrants (the Warrant Documents).

Part 2

Other Documents Examined

1.	A copy of the certificate of incorporation of the Company dated 13 June 2019 (Certificate of Incorporation).

2.	A copy of the memorandum of association and articles of association of the Company filed with the Registrar of Companies on 13 June 2019 (together the Constitutional Documents).

3.	A copy of the Certificate of Good Standing dated 15 November 2019 issued by the Registrar of Companies in respect of the Company (Certificate of Good Standing).

4.	A copy of the two written consents of the sole director of the Company each dated 25 November 2019 (Resolutions) and the written consents of the pricing committee of the board of directors of the Company (Committee) dated 25 November 2019 (Committee Resolutions).

5.	A certificate from the sole director of the Company dated 25 November 2019, a copy of which is attached to this opinion (Director’s Certificate).

6.	A copy of the Register of Directors and Officers of the Company dated 15 November 2019 (Register of Directors and Officers).

7.	A copy of the Register of Mortgages and Charges of the Company dated 15 November 2019 (Register of Mortgages and Charges).

8.	The Registration Statement.

9.	A draft of the underwriting agreement between the Company and the Representative (Underwriting Agreement).

For the purposes of Schedule 2 (Assumptions) and Schedule 3 (Qualifications) only, the Underwriting Agreement shall be included in the definition of Documents.

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Schedule 2

Assumptions

We have assumed:

1.	(i) that the originals of all documents examined in connection with this opinion are authentic, accurate and complete; and (ii) the authenticity, accuracy, completeness and conformity to original documents of all documents submitted to us as copies;

2.	that there has been no change to the information contained in the Certificate of Incorporation and that the Constitutional Documents remain in full force and effect and are unamended;

3.	that the signatures, initials and seals on all documents and certificates submitted to us as originals or copies of executed originals are authentic, and the signatures and initials on any Document executed by the Company are the signatures and initials of a person or persons authorised by the Company, by resolution of its board of directors or any power of attorney granted by the Company, to execute such Document;

4.	that where incomplete documents, drafts or signature pages only have been supplied to us for the purposes of issuing this opinion, the original documents have been duly completed and correspond in all material respects with the last version of the relevant documents examined by us prior to giving our opinion;

5.	that the Documents do not differ in any material respects from any draft of the same which we have examined and upon which this opinion is based;

6.	that each of the parties to the Documents (other than the Company under Cayman Islands law) is incorporated, organised or registered (as the case may be) and in good standing (where such concept is legally relevant) under the laws which govern its capacity and has the capacity, power and authority, has fulfilled all internal authorisation procedures and completed all applicable filings and formalities, and has obtained all authorisations, approvals, consents, licences and exemptions required under the laws of any relevant jurisdiction to execute, deliver and perform its respective obligations under the Documents and the transactions contemplated thereby and has taken all necessary corporate and other action required and completed all applicable formalities required to authorise the execution of the Documents and the performance of its obligations thereunder;

7.	the due execution and delivery of the Documents by each of the parties thereto (other than execution by the Company under Cayman Islands law);

8.	that the Documents constitute, or when executed will constitute, legal, valid, binding and enforceable obligations of all parties thereto (save for the Company under Cayman Islands law) in accordance with their governing law;

9.	that any choice of laws as the governing law in the Documents has been made in good faith and is valid and binding under the laws of all relevant jurisdictions (other than the Cayman Islands);

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10.	that, insofar as any obligation under the Documents is to be performed by any of the parties thereto in any jurisdiction outside of the Cayman Islands, its performance will be legal and effective in accordance with the law of any jurisdiction to which it is subject or in it is constituted and established;

11.	that no party to the Documents by having entered into and performing the transactions contemplated by the Documents will be in breach of any other agreement, deed, trust deed or licence to which it is a party or by which it is bound;

12.	the truth, accuracy and completeness of all representations and warranties or statements of fact or law (other than as to the laws of the Cayman Islands in respect of matters upon which we have expressly opined) made in the Documents;

13.	that (i) the Documents are in the form of the documents approved in the Resolutions, (ii) any meetings at which the Resolutions were passed were duly convened and had a duly constituted quorum present and voting throughout, (iii) all interests of the directors of the Company on the subject matter of the Resolutions, if any, were declared and disclosed in accordance with the law and Constitutional Documents, (iv) the Resolutions have not been revoked, amended or superseded, in whole or in part, and remain in full force and effect at the date of this opinion, and (v) the directors of the Company have concluded that the entry by the Company into the Documents and such other documents approved by the Resolutions and the transactions contemplated thereby are bona fide in the best interests of the Company and for a proper purpose of the Company; that the Register of Directors and Officers accurately reflects the names of all directors and officers of the Company;

14.	that there are no records of the Company, agreements, documents or arrangements other than the Constitutional Documents, the Resolutions and the documents expressly referred to herein as having been examined by us which materially affect, amend or vary the transactions contemplated in the Documents or restrict the powers and authority of the directors of the Company in any way which would affect opinions expressed herein;

15.	that there is no matter affecting the authority of the directors of the Company to effect entry by the Company into the Documents including breach of duty, lack of good faith, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implications in relation to the opinions expressed herein;

16.	that the entry into the Documents and carrying out each of the transactions referred to therein will not conflict with or breach any applicable economic, anti-money laundering, anti-terrorist financing or other sanctions;

17.	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Units, the Over-Allotment Units, the Warrants or the Ordinary Shares;

18.	the Company will receive money or money’s worth in consideration for the issue of the Ordinary Shares and none of the Ordinary Shares were or will be issued for less than par value; and

19.	that there are no matters of fact or law (excluding matters of Cayman Islands law) affecting the enforceability of the Documents that have arisen since the execution of the Documents which would affect the opinions expressed herein.

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Schedule 3

Reservations

Our opinion is subject to the following:

1.	Enforcement: The term “enforceable” as used in this opinion means that there is a way of ensuring that each party performs an agreement or that there are remedies available for breach. Notwithstanding that the obligations established by the Documents are obligations which the Cayman Islands courts would generally enforce, they may not necessarily be capable of enforcement in all circumstances in accordance with their terms. In particular, but without limitation:

(a)	enforcement and priority may be limited by laws relating to bankruptcy, insolvency, reorganisation, liquidation, court schemes, schemes of arrangements, moratoriums or other laws of general application relating to, or affecting the rights of, creditors generally;

(b)	enforcement may be limited by the principles of unjust enrichment or by general principles of equity and we express no opinion as to the availability of equitable remedies or as to any matters which are within the discretion of the courts of the Cayman Islands, even where such remedies are included in the Documents (for example equitable remedies such as the grant of an injunction or an order for specific performance may not be available where liquidated damages are considered an adequate remedy);

(c)	claims may become barred by prescription or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;

(d)	obligations to be performed outside the Cayman Islands may not be enforceable in the Cayman Islands to the extent that performance would be illegal or contrary to public policy under the laws of that foreign jurisdiction;

(e)	enforcement may be limited to the extent that matters which we have expressly assumed in this opinion will be done, have not been done;

(f)	the enforcement of the obligations of the parties to the Documents may be limited by the law applicable to obligations held to have been frustrated by events happening after their execution;

(g)	enforcement of obligations may be invalidated by reason of fraud, duress, mistake, misrepresentation, or undue influence;

(h)	where the performance of payment obligations is contrary to the exchange control regulations of any country in the currency of which such amounts are payable, such obligations may not be enforceable in the Cayman Islands;

(i)	any provision of any Document purporting to impose an obligation on a person who is not a party to it (a Third Party) is unenforceable against that Third Party. Any provision in a Document purporting to grant rights to a Third Party is unenforceable by that Third Party except to the extent that the relevant Document expressly provides that the Third Party may, in its own right, enforce such rights in accordance with (and subject to) the Contracts (Rights of Third Parties) Law, 2014; and

(j)	matters of procedure on enforcement of the Documents and forum conveniens will be governed by and determined in accordance with the lex fori.

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2.	Other Obligations: We express no opinion as to whether the acceptance, execution or performance of the Company’s obligations under the Documents will result in the breach of or infringe any other agreement, deed or document (other than the Constitutional Documents) entered into by or binding on the Company.

3.	Foreign Law: Relevant foreign law will not be applied by the Cayman Islands courts if it is not pleaded and proved, it is not a bona fide and lawful choice of law, or it would be contrary to public policy in the Cayman Islands for that law to be applied.

4.	Good Standing: Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar of Companies. The Company shall be deemed to be in good standing under section 200A of the Companies Law on the date of issue of the certificate if all fees and penalties under the Companies Law have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Companies Law.

5.	Title: Legal title to the Ordinary Shares is determined (in the absence of fraud, manifest error or other extraordinary circumstances) by reference to the register of members maintained by the Company (usually but not always at its registered office); however, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and for the purposes of the opinion given in paragraph 2, there are no circumstances or matters of fact known to us on the date of this opinion which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

6.	Non-Assessable: In this opinion, the phrase “non-assessable” means, with respect to the issuance of any shares, that a shareholder shall not, in respect of the relevant shares and in the absence of any contractual arrangements, or any obligations pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepare to pierce or lift the corporate veil).

7.	Corporate Documents: The Registry of Companies in the Cayman Islands is not public in the sense that copies of the Constitutional Documents and information on shareholders is not publicly available and information on directors is limited. We have therefore obtained copies of the corporate documents specified in Schedule 1 and relied exclusively on such copies for the verification of such corporate information.

8.	Document with an “as of” Date: We express no opinion on the effectiveness of the date of any Document which is dated as of or with effect from a date prior to that on which it is authorised, executed, and delivered by all parties thereto.

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